Exhibit 10.6









                        Kellogg Company 2000 Non-Employee
                               Director Stock Plan
                        Non-Qualified Stock Option Award


Kellogg Company (the "Company") hereby awards to you the right and option to purchase from the Company all or any part (in whole shares) of the number of shares shown below of the Common Stock of the Company, par value $.25 per share, at the Option Price per share shown below, in accordance with and subject to the terms and conditions of, the Kellogg Company 2000 Non-Employee Director Stock Plan and the Option Agreement set forth in the attachment. The Option Agreement, together with this Non-Qualified Stock Option Award, collectively constitute the Option.




                             Name: _________________

                            Number of Shares: _______

                             Award Date: __________

                              Option Price: $______




                  Please retain this document for your records





                        Kellogg Company 2000 Non-Employee
                               Director Stock Plan

                                OPTION AGREEMENT


1. This Option is subject to its terms, which include the terms and conditions of the Kellogg Company 2000 Non-Employee Director Stock Plan. Acceptance of this Option, and the exercise of this Option, will constitute your acceptance of its terms, including the terms and conditions of the Kellogg Company 2000 Non-Employee Director Stock Plan.

2. The Company awards to you and you accept this Option to purchase the number of shares of the Common Stock of the Company shown at the option price per share on the date of award shown.

3. This Option is not an Incentive Stock Option under the provisions of the Internal Revenue Code and it must be exercised prior to the expiration of ten
(10) years from the date of this award. This Option vests 100% on the date of award.

4. Subject to the following sentence, this Option may be exercised only with respect to whole shares beginning six months following the date of award, in whole or in part, by contacting Merrill Lynch at 1-877-884-4371 or 1-616-774-4216. In the event of a Change In Control (as defined in the Kellogg Company 2000 Non-Employee Director Stock Plan), this Option shall become fully exercisable. You may exercise this Option by making payment, in full, either in cash or by surrendering (or attesting to ownership of) shares of Common Stock, and provide acceptable proof that you have owned such shares for at least six months, or a combination of cash and shares, in an amount equal to the aggregate purchase price for the number of shares then being exercised. Any shares surrendered or being attested to shall be valued at the Fair Market Value (as defined in the Kellogg Company 2000 Non-Employee Director Stock Plan) on the exercise date.

5. In the event you exercise this Option and pay the exercise price and tax withholding in whole or in part by surrendering shares of the Common Stock, or attesting to the ownership of shares, and provide acceptable proof that the shares surrendered or attested to were owned for at least six months prior to the date of exercise, then you may, to the extent permitted by the Compensation Committee, receive an accelerated ownership feature option ("AOF option"), sometimes referred to as a "Reload" option, to purchase a number of shares of Common Stock equal to the number of shares delivered to pay the option price or delivered or attested to for tax withholding obligations. Such AOF option would be exercisable for a term ending on the same date as the original Option exercised and the option price of the AOF option would be the Fair Market Value on the date it is awarded. AOF options may be awarded only if no other AOF option has been awarded to you within the period prescribed by the Compensation Committee and you comply with any other requirements prescribed by the Compensation Committee or the Kellogg Company 2000 Non-Employee Director Stock Plan.

6. This Agreement shall be construed according to the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict laws) to the extent not superseded by Federal U.S. law.